AGREEMENT

THIS AGREEMENT amends and restates herein that Agreement effective the 24th day of April, 1996, as amended, and is effective as of that 24th day of April, 1996, by and between Consortium Service Management Group, Inc., a Texas corporation with offices located at 701 CCNB North Tower, 500 North Shore Line, Corpus Christi, TX 78471 and 5929 N. May Avenue, Suite 511, Oklahoma City, Oklahoma 73112 (hereinafter "CSMG"), and The L Group, Inc., a Kentucky corporation, with offices located at 1400 One Riverfront Plaza, Louisville, Kentucky 40202 (the "L Group").

RECITALS:

1. CSMG has expended great effort and money seeking and locating technology and market opportunities in Ukraine; and

2. CSMG has identified technology it deems viable and has secured an agreement with the developer of the technology, E.O. Paton Electric Welding Institute of Kiev, Ukraine ("Paton"), and International Association Welding of Kiev, Ukraine ("IAW") to test, patent, market, manufacture, distribute and license the "Tissue Bonding Technology", as defined in paragraph 2(d) ; and

3. Paton and IAW have agreed to assign to CSMG 0 existing and future patent rights Wanted to Paton and/or IAW, individually, jointly, or with any third party, with regard to the Tissue Bonding Technology; and

4. CSMG needs funding to meet its obligations under that agreement with Paton and IAW; and

5. The L Group has agreed to provide that needed funding in consideration for the exclusive right to test, patent, market, manufacture, distribute and license the Tissue Bonding technology in the Territory, as defined in paragraph 7 below.

NOW THEREFORE, CSMG and L Group deem it to be in their mutual best interests to enter into this Agreement on the terms and conditions set out below.

Agreement

1. -PURPOSE.

CSMG and L Group agree to enter into this Agreement for the purpose of funding the obligations of CSMG to Paton and IAW as set forth in that document entitled, "Exclusive Rights, Disclosure and Non-Circumvent Agreement" dated October 25, 1995, and all subsequent amendments and modifications thereto (attached hereto as Exhibit A and made part hereof by this reference) and as set forth in that document entitled "CONTRACT on the realization of the "TISSUE BONDING project", dated July 9, 1996, and a subsequent amendments and modifications thereto (attached hereto as Exhibit B and made part hereof by this reference) for securing the rights set forth *in that document for the benefit of CSMG and L Group, as set forth below.

2. DEFINITION.

(a) Scientists. All inventors of the Tissue Bonding Technology, as identified on the Assignment, attached hereto as Exhibit C.

(b) Tissue - Bonding. Paton and IAW have developed equipment and a process that bonds soft biological tissue. The process of Tissue Bonding employs an appliance, equipment, and a miniature surgical tool to perform an all-purpose, seamless bonding of soft biological tissue. The method is characterized by use of the specialized equipment and manipulation applicable to different surgical operations and results in a secure bond and rapid restoration

                                                                    Exhibit 10.2
                                                               Page 1 of 8 Pages
of tissue without the formation of coarse scars, It is represented by CSMG to be a simple manipulation that can be learned without prolonged, special surgical training.

(c) Tissue Bonding Project. The joint project of CSMG and Louisville Group to bring 0 the equipment and the process of Tissue Bonding to fruition as a iable market product.

(d) Tissue Bonding Technology. This shall include all rights related to Tissue Bonding and the Tissue Bonding Projects which shall 'include (i) those patent subjects listed in Addendum 4 of the IAW/CSMG contract dated July 9, 1996, (ii) future rights arising from the research funding described in this Contract, and
(iii) future rights related to the Tissue Bonding Project, whether developed by both Parties or the USA research and manufacturing group. Rights shall include: patent applications, patents, substitutions for and divisions, continuations, patents-in-part, renewals, reissues, extensions and the like; as well as, confidential information, trade secrets, know-how and technical information, whether or not of a confidential or patentable nature, relating to the Tissue Bonding Project.

(e) Net Revenue Net revenue shall mean the revenue received by L Group from Frantz Medical Development Ltd. ("FMD") for sales of any device employing the Tissue Bonding Technology as set forth in the L Group/FMD Agreement dated December 10, 1996, Section 4.04 Royalty Payments.

(f) Net Market Revenue "Net Market Revenue" shall mean the total revenue received by any sales agent, less the amount of any credits (including freight, return allowances, and discounts), for devices applying the Tissue Bonding Technology sold to any end-user.

3. TERM.

This Agreement is effective for one (1) year commencing on the 24th day of April, 1996, and shall be automatically renewed annually unless terminated by L Group upon written notice given given not less than forty-five (45) days prior to the expiration of the initial one year term, or any subsequent renewal period. The L Group may also terminate this agreement upon forty-five (45) days written notice if it believes, in its reasonable opinion, that the Tissue Bonding Project is no longer viable. Upon such notice of contract termination, L Group shall reassign all rights acquired under paragraph 5 to CSMG.

4. Consideration

Cons' deration from L Group to CSMG for rights acquired hereunder shah be the funding of certain facets of the Tissue Bonding Project, as follows:

(a) L &cup shall pay to CSMG the sum of Five Thousand Dollars ($5,000.00) per month, for a period of thirty-six (36) months, for certain costs of the Tissue Bonding Project including part of CSMG's costs in operating its offices in Ukraine and the logistical and travel costs associated with the Tissue Bond Project. Notwithstanding any other provision in this Agreement, the parties shall review this cost payment every six (6) months and shall adjust this payment if circumstances so require. In the event parties are unable to agree as to the next six (6) months funding terms, the amount shall remain the same as the then current period provided, however, that CSMG maintains its offices in the Ukraine with staffing continuing at the same level as in the prior six (6) months period.

(b) L Group shall pay to CSMG monthly the sum of Sixteen Thousand Two Hundred Seventeen Dollars ($16,217.00) ("Monthly Funding Amount"), for a period of thirty-six (36) months, for direct costs of CSMG's obligations to IAW and/or Paton under the agreements attached as Exhibits A and B, respectively. At the end of the first one-year term, and thereafter at the end of any one-year renewal periods, this fund payment amount will be reviewed by CSMG and L Group, and adjusted, if necessary, to an amount the parties believe, in good faith, is necessary to achieve the purposes set forth in this agreement. Should the

                                                                    Exhibit 10.2
                                                               Page 2 of 8 Pages
parties fail to agree on an adjusted Monthly Funding Amount, the amount shall remain the same as in the previous one-year period.

(c) The L Group's duty to pay the Monthly Funding Amount shall terminate if at any time during the initial one-year term or any subsequent renewal period, CSMG's duty to make monthly payments to IAW and/or Paton shall terminate.

(d) The L Group's duty to make any payments described in this Paragraph 4 shall terminate if CSMG defaults on any agreement(s) between CSMG and IAW and/or Paton, related to Tissue Bonding, the Tissue Bonding Project or Tissue Bonding Technology and fails to cure within any applicable cure period, unless L Group elects, in its sole discretion, to exercise the rights granted to 'It in paragraph 4(f). The terms of this paragraph 4(e) shall not apply if CSMG's default 'is caused by payment default hereunder by L Group.

(e) The L Group's duty to make payments as set forth in paragraph 4(b) above shall be partially or fully offset or reduced by the revenue sharing as set forth in Paragraph 4(D) of that Agreement, as amended, by and between CSMG and IAW dated July 9, 1996 and attached hereto as Exhibit B. It is agreed, however, by CSMG and L Group that credit offset shall be equally shared by CSMG and L Group.

(f) CSMG hereby agrees to give L Group ten (10) days written notice of any failure by CSMG to make any monthly payment to IAW and/or Paton. CSMG agrees that upon receipt of said notice, L Group may, at its option and in its sole discretion, make Monthly Funding Amount payments directly to IAW and/or Paton, until such time as CSMG cures said failure. CSMG hereby agrees that any such direct payments of the Monthly Funding Amount by L Group to IAW and/or Paton, shall not constitute a default by L Group, and such payments to IAW and/or Paton shall be deducted from L Group's obligations as stated in paragraph 4(b) above. The parties agree that the discretionary rights provided in this paragraph 4(f) cannot be acquired by L Group as a result of L Group's default in payment.

(g) L Group will pay the additional sum of Ten Thousand Dollars ($10,000.00) to CSMG, for direct payment by CSMG to IAW, in the event that IAW meets the schedule (the "Accelerated Development Schedule") as set forth in Exhibit D, attached hereto, and a commercial product is successfully introduced by L Group or its assignee to the market in the United States of America, For purposes of this paragraph 4(g), "successfully introduced" is defined as: the sale of the initial fifty units to end users.

(h) Payment in full by L Group under the terms of subparagraphs (a) and (b) of this Section 4 plus the on-going revenue sharing, as set forth in Section 9 below, shall constitute full consideration for the Tissue Bonding Technology.
(i) Each payment required by L Group pursuant to paragraphs 4(a) and 4(b) shall be made by the 20th day of the month for which the payment is due, by wire transfer- to the bank account of CSMG pursuant to wire transfer instructions provided from time to time by CSMG. Such wire transfers shall be sent in a manner to insure receipt by CSMG by the 25th day of the month.

The L Group's duty to pay the Monthly Funding Amount may, at its election, terminate if at any time during the initial one-year term or any subsequent renewal period, any of the Scientists cease working or contributing to the Tissue Bonding Project.

5. Rights Acquired by L Group.

(a) In return for the consideration provided by L Group to CSMG hereunder, CSMG hereby grants to L Group the exclusive right to sell, market, manufacture, license and otherwise distribute the equipment and process derived from Tissue Bonding Technology in the Territory.


                                                                    Exhibit 10.2
                                                               Page 3 of 8 Pages

(b) In addition, CSMG shall assign to L Group upon execution of this Agreement any patent applications or patent rights related to Tissue Bonding Technology exclusively for all areas in the Territory. The Parties further agree that a final patent applications shall be made in the name of Paton and/or IAW, and shall be assigned to CSMG within five (5) days of execution by the inventors and reassigned to L Group within five (5) days thereafter- It is further agreed that the L Group may reassign its rights, in the T

whole or in pall, to FMD, or an entity controlled by FMD or its principal shareholder(s), or such other entity as L Group and CSMG may, in the exercise of good faith and commercial reasonableness, agree upon. 6. Default

(a) Default by L Group for Failure  If CSMG does not

receive the wire transfer to its bank account by the due date for the monthly funding requirements described in paragraphs 4(a), 4(b) and 4(i). CSMG shall notify L Group by facsimile transmission sent as provided in paragraph 16. L Group "I haw until the seventh business day following the sending by CSMG of the facsimile transmission notifying L Group of its breach of the payment obligation to cure such breach. If the payment is not received by wire transfer to the CSMG bank account by the end of the cure period, CSMG may elect to immediately terminate this contract by refusing any future tender of the payment obligations and by sending written notice to L Group within ten (10) days of its election to terminate. The acceptance by CSMG of late payments shall not constitute a waiver of its rights to insist upon strict compliance by L Group with the payment obligations of L Group as described in this Agreement.

(b) Default for  In the event of a breach by L

Group or CSMG for failure of performance or breach other than as set forth above in subparagraph 6(a) of this Agreement, the non-breaching party may declare a default by providing written notice to the other party of the breach and providing a cure period of at least fourteen (14) days from the date of the notice received. If the other party fails to cure the breach by the end of the cure period, the non-breaching party may, at its option, terminate this Ag

Agreement by providing written notice to the other party.

(c) &version of Rights Li Upon Breach. (1) In the event that this Agreement is terminated either pursuant to the provisions of subparagraph (a) of this paragraph or by L Group pursuant to the provisions of paragraph 3, all rights acquired by L Group pursuant to the terms of this Agreement shall automatically revert to CSMG. Within fifteen (IS) days of such termination, L Group shall execute a reassignment of the patent applications or patents described in paragraph 5 to CSMG and shall return to CSMG all documentation relating to the Tissue Bond Project, without keeping a copy of any such documentation. This requirement to forward all documentation relating to the Tissue Bond Project relates to documentation from any source in the possession of L Group, whether prepared by CSMG, L Group or any third party.

(2) In the event of declaration of default by either party pursuant to the provisions of subparagraph (b) of this paragraph, and failure to cure by the notified party, the parties shall each retain all remedies at law or equity and no action or inaction by either party shall constitute a waiver of any right of that party.

7. Territory.

The Territory shall be United States of America, Europe and any other portions of the world to which CSMG acquires the rights from IAW and/or Paton and/or the Scientists, pursuant to any existing or future agreement or agreements.


                                                                    Exhibit 10.2
                                                               Page 4 of 8 Pages

8. Patents.

(a) L Group, at its expense shall initiate and complete a patent search and patent application for the equipment and/or application process for Tissue Bonding Technology in the United States in the name of Paton and/or IAW and/or individual inventor(s) as identified to L Group by CSMG; all patents and patent rights shall be assigned exclusively to L Group, (b) L Group shall also apply for foreign patents in other countries within the Territory which it deems to be commercially viable markets,

9. Revenue Sharing. L Group and CSMG shall be entitled to a one-half equal share of Net Revenue but in no event shall CSMG receive less than seven and one-half (71/2) percent of Net Market Revenue. CSMG shall independently assume any and all financial responsibility to Paton, IAW, the Scientists, and any other Ukrainian parties with which it contracts.

10.

(a) In addition to other responsibilities of L Group noted herein, L Group shall:

(1) Conduct patent search, at its own expense, in United States (and,

subject to later agreement of parties regarding countries and costs elsewhere);

(2) Make application, at its own expense, for patent in United States

(and, subject to later agreement of parties re countries and costs, elsewhere);

(3) Bring personnel, equipment and product from Ukraine to USA; (4) If L Group deems it necessary, bear the expenses to bring engineers from USA to Ukraine to review equipment and product and to review raw material, test methods, assembly and any special tools, equipment or processes.

(5) The parties agree that it will be necessary to bring three (3) or four

(4) individuals from CSMG's Ukrainian operations to USA for approximately three to four weeks to demonstrate Tissue Bonding and work with L Group and patent counsel, or make other arrangements as the parties may deem advisable. L Group will pay the agreed compensation plus reasonable expenses (including lowest available round-trip airfare, lodging and food) for Ukrainian personnel during stay in USA at the rate of One Thousand Dollars ($1, 000) each per month only.

(6) Ship prototype to United States.

(7) Conduct the Tissue Bonding Project in general accordance with the

Process as outlined in Exhibit E attached hereto (and made part hereof).

(b) In addition to other responsibilities of CSMG noted here, CSMG (1) Maintain its contractual relations with Paton and IAW on terms set forth in the July 9, 1996 agreement and not modify, amend, terminate the existing contractual relations or enter into any new agreements with Paton and/or IAW relating to Tissue Bonding and Tissue Bonding Technology without the express written consent of the L-Group;

                                                                    Exhibit 10.2
                                                               Page 5 of 8 Pages

(2) Maintain or procure world-wide rights from Paton, IAW, the

Scientists, or the successors in interest of Paton, IAW, and the Scientists for the sale, marketing, manufacturing, licensing and distribution of the equipment and processing of Tissue Bonding and Tissue Bonding Technology;

(3) Prepare and forward to L Group the complete Tissue Bonding equipment, research and specifications sufficient to enable L Group to initiate patent search and application, prepare product in accordance with United States specifications and FDA approval.

(4) Maintain the functioning of the Ukrainian research and

manufacturing operations;

(5) Give written notice to L Group within ten (10) business days of any default by either Paton or IAW on any agreement between CSMG and Paton and/or IAW relating to Tissue Bonding, Tissue Bonding Project or Tissue Bonding Technology; and

(6) Request IAW and Paton to give written notice to L Group within ten

(10) days of any default by CSMG of any agreement between CSMG and Paton and/or IAW.
(7) Assure the continued participation of Scientists responsible for, and controlling, the Tissue Bonding and Tissue Bonding Technology.

(c) In addition to other responsibilities set forth herein, CSMG and L

Group agree to jointly make any and all public announcements relating to Tissue Bonding and the Tissue Bonding Project, or Tissue Bonding Technology.

11. Condition Precedent.

As conditions precedent to any and all obligations of L Group set forth herein, the parties agree that Agreement dated July 9, 1996, as amended, by and between CSMG, Paton and IAW, be valid and binding in all respects and grant to CSMG, to L Group's satisfaction, all rights (except Russia and Ukraine) to the Tissue Bonding Technology, and grant to CSMG the right to reassign all said rights to L Group-, and that a copy of that binding agreement and any necessary supporting documents be delivered to L Group.

12. Assignability

In addition, and supplement to, rights of assignment set forth in paragraph 5(b) above, the parties agree that L Group may assign any or all of its rights hereunder to any corporation or entity or group in which any shareholder of L Group is an officer, shareholder, member or partner and in which the L Group has a significant interest. For purposes of this paragraph, "significant interest" is defined to be an initial equity interest equal to or greater than twenty (20) percent. In the event L Group does so assign, it will advise CSMG in writing at the address set forth herein.

13. Non-Disclosure and Non-Circumvention

Attached as Exhibit F is a copy of an agreement dated August 4, 1995 between Dr. Don Mobley, Dr. 'Joe Kutz, and CSMG entitled "Disclosure and NonCircumvent Agreement." L Group acknowledges that it is successor to the interests ofDr. Don Mobley and Dr. Joe Kutz in the Disclosure and Non-Circumvent Agreement and agrees to be bound by the terms of that agreement. CSMG and L Group each hereby

                                                                    Exhibit 10.2
                                                               Page 6 of 8 Pages
represent that they have not violated the terms of the Disclosure and Non-Circumvent Agreement.

Notwithstanding the foregoing or terms or provisions of the Disclosure and Non-Circumvent Agreement," the parties agree that any and all discussions, sharing of information or data by Dr. Don Mobley, Dr. Joe Kutz and/or L group with FMD, its officers, employees, or agents is not a violation of that agreement or its interest. The parties further agree that L Group (or its officers or agents) is authorized to disclose such aspects of the technology and its projected marketing as is necessary, in L Group's determination, to offer L Group's interest for sale to a third party; provided, that L Group shall have any such third party first execute a disclosure and non-circumvent agreement in a form acceptable to CSMG and that L Group delivers a copy of any such projected marketing information to CSMG.

14.

In the event that an initial public offering of equity in L Group or its assignee is contemplated by L Group in relation to enhancing development or marketing by L Group or its assignee of Tissue Bonding or Tissue Bonding Technology, L Group shag notify CSMG as soon as practicable and shall enter into good faith discussions with CSMG as to participation by CSMG. 15. Amendment.

This Agreement may be amended only in written form executed by both parties.

16. Notice.



Any notice required under or related to this agreement shall be forwarded in written form either by United States First Class Mail, Certified Mail., Return Receipt

Requested, or by facsimile transmission as follows:

To CSMG:

Mr. Gordon Allison Consortium Service Management Group, Inc. 5929 N. May Avenue, Suite 511 Oklahoma City, Oklahoma 73112 USA Telecopier: (405)-843-0679

with copy to:

Frantz Medical Development Ltd. (Attention: President) 595 Madison Avenue New York, New York 10022 USA Telecopier: (212) 751-6313

To L Group:

Mr. Charles W. Dobbins, Jr. The L Group, Inc. 1400 One Riverfront Plaza Louisville, Kentucky 40202 USA Telecopier: (502)-584-2318 with copy to:

Frantz Medical Development Ltd. (Attention: President) 595 Madison Avenue New York-, New York 10022 USA Telecopier: (212) 751-6313

Change in address for notice may be similarly forwarded in writing to the other party.

17. Entire Agreement,


                                                                    Exhibit 10.2
                                                               Page 7 of 8 Pages

This Agreement represents the entire agreement by and between the parties.

18. Execution by Facsimile

The parties agree that this agreement may be executed in counterpart originals or by the exchange of execution signatures by facsimile transmission.

19. Good Faith Effort.

The parties agree to act in good faith to move forward the process of the project and the purpose of this Agreement as quickly as possible in all respects including among all other agreed aspects, to act without delay to: (1) initiate operations in Ukraine and Louisville; (2) initiate patent process; (3) complete marketable tissue bonding prototype; (4) complete final design of tissue bonding tools, appliances and equipment-, (5) coordinate to complete any research or materials deemed necessary for patent application(s) and regulatory approval(s);
(6) to act to initiate manufacturing and marketing; and (7) to do any and all acts to further the purposes and responsibilities set forth in this Agreement. IN WITNESS WHEREOF, the parties have executed this Agreement on this day of June, 1997, but effective as stated hereinabove.

CSMG Louisville-Group:
Donald S. Robbins  Donald R. Mobley

President and CEO President
Donald s. Robbins
 Consortium Service Management The L Group, Inc. Group,lnc.


                                                                    Exhibit 10.2
                                                               Page 8 of 8 Pages